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                             UNITED NEWS & MEDIA PLC
                          MILLER FREEMAN WORLDWIDE PLC
                              MFW ACQUISITION CORP.
                                  Ludgate House
                              245 Blackfriars Road
                                 London SE1 9UY




                                         June 3, 1999




CMP Media Inc.
600 Community Drive
Manhasset, New York 11030

Dear Sirs:

                  The Agreement and Plan of Merger dated as of April 28, 1999 (the "Agreement") by and among United News & Media plc ("United"), Miller Freeman Worldwide plc ("Parent"), MFW Acquisition Corp. ("Merger Sub") and CMP Media Inc. (the "Company") states, in Section 9.3, that Parent is to cause certain funds to be set aside in an escrow. This letter sets forth our mutual agreement that, instead of the escrow arrangement contemplated by Section 9.3, Parent will cause certain payments to be made directly to the Company. (All capitalized terms not otherwise defined in this letter have the respective meanings set forth in the Agreement.)

                  Accordingly, Section 9.3 of the Agreement is hereby amended to read in its entirety as follows:

                           9.3 TRANSACTION COSTS. (a) On the day of the
                  consummation of the Offer, Parent shall cause a wire transfer to the account of the Company, in same day funds, of fifty nine million dollars ($59,000,000). Merger Sub will cause and authorize the Company to use such funds to pay (i) the fees and costs of all financial and accounting advisors retained by the Company in connection with the negotiation and/or consummation of the Offer and the Merger, (ii) all amounts due to holders of Options and to employees participating in the ESPP pursuant to Section 3.1(d) hereof, (iii) all amounts due to Company Employees and former employees of the Company under the Company's 1988 Equity Appreciation Plan and (iv) all amounts due to Company Employees under the Company's 1998 Annual Incentive Compensation Plan. Any such funds not required for such


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                  payments shall be returned to Parent. The Company hereby
                  represents that a true and complete estimate of such fees, costs and amounts is attached hereto as Exhibit A, and that the total amount of such fees, costs and amounts will not exceed eighty three million nine hundred nineteen thousand dollars ($83,919,000).

                           (b) Prior to the date on which any amounts set forth
                  on Exhbit B, including any retention bonuses and transaction-based bonuses associated with the Merger, are contractually payable by the Company to Company Employees, to former employees of the Company or to governmental authorities, Parent shall cause a wire transfer to the Company of the amount payable; provided, however, that in no event shall the total amount of all transfers under this Section 9.3(b) exceed thirty five million one hundred nineteen thousand dollars ($35,119,000). The Company hereby represents that a true and complete estimate of such bonuses and benefits is attached hereto as Exhibit B, and that the total amount of such bonuses and benefits will not exceed thirty five million one hundred nineteen thousand dollars ($35,119,000).

                           (c) Each Company Employee, former employee or advisor
                  referenced in Section 9.3(a) or Section 9.3(b) is intended to be a third party beneficiary of the covenants set forth in this Section 9.3 and of the guaranty of United set forth in
                  Section 6.9 to the extent that such guaranty relates to this
                  Section 9.3.

         [The remainder of this page has been left blank intentionally.]



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               Please indicate your acceptance of, and agreement with, the foregoing by signing and returning one copy of this letter.


                              UNITED NEWS & MEDIA PLC


                              By:    /s/ C. R. Stern
                                     --------------------------------
                              Name:  C. R. Stern
                              Title: Finance Director

                              MILLER FREEMAN WORLDWIDE PLC


                              By:    /s/ A.M. Tillin
                                     ---------------------------------
                              Name:  A. M. Tillin
                              Title: Chief Executive Officer


                              MFW ACQUISITION CORP.


                              By:    /s/ Donald Pazour
                                     ----------------------------------
                              Name:  Donald Pazour
                              Title: Chief Executive Officer

ACCEPTED AND AGREED:

CMP MEDIA INC.


By:    /s/ Michael S. Leeds
       ---------------------------------
Name:  Michael S. Leeds
Title: President and CEO



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                                                                       EXHIBIT A



                                                                        $(000'S)
Payments to stock option holders                                         $45,964
Payments to employees participating in the ESPP                              666
Payments to employees and former employees under the 1988 Equity          13,228
Appreciation Plan
1998 Annual Incentive Compensation Plan bonuses                            2,482
Estimated employer payroll taxes on above payments                         1,425
Lazard fees and expenses                                                  19,416
Accounting and tax fees                                                      488
Other                                                                        250
                                                                         -------
                                                                         $83,919
                                                                         -------
                                                                         -------


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                                                                       EXHIBIT B


                                                                         $(000'S)
Executive retention and transaction bonuses                              $17,274
Other retention and transaction bonuses                                    5,645
Estimated gross up payments                                               11,000
Estimated employer payroll taxes on above payments                         1,200
                                                                         -------
                                                                         $35,119
                                                                         -------
                                                                         -------